SANDLER O'NEILL PARTNERS






May 10, 2007

VIA FACSIMILE AND EDGAR
-----------------------
(202) 772-9216

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

         Re: FSB Community Bankshares, Inc.
             Registration Statement on Form SB-2 (Registration Number 333-141380) Request for Acceleration of Effectiveness
             ---------------------------------------------------------

Ladies and Gentlemen:

     In accordance with Rule 461 of Regulation C promulgated under the Securities Act of 1933, we hereby join FSB Community Bankshares, Inc. in requesting that the effective date of the above-referenced Registration Statement be accelerated so that it will become effective at 12:00 noon on May 14, 2007, or as soon thereafter as may be practicable.

                                       Very Truly Yours,

                                       SANDLER O'NEILL & PARTNERS, L.P.
                                       By: Sandler O'Neill & Partners Corp.,
                                       the sole general partner

                                       /s/ Michael Lacovara
                                       --------------------------------------
                                       Name:  Michael Lacovara
                                       Title: Secretary